DESCRIPTION OF CAPITAL STOCK
The following description of the Company’s capital stock is intended as a summary only. This description is based upon, and is qualified by reference to, the Company’s Certificate of Incorporation and Bylaws, each as filed with the Company’s Annual Report on Form 10-K, and the applicable provisions of Delaware corporation law.
    Under our certificate of incorporation, we have two classes of common stock: Class A common stock, which has one vote per share, and Class B common stock, which has ten votes per share. Any holder of Class B common stock may convert all or a portion of his shares at any time into shares of Class A common stock on a share-for-share basis. In addition, Class B common stock will convert automatically into Class A common stock upon the occurrence of specified events, including any transfer, except for certain permitted transfers described below. Except as specified below, the holders of Class A and Class B common stock vote together as a single class. Except as expressly provided in our certificate of incorporation, including with respect to voting rights and conversion rights, the rights of the two classes of common stock are identical. In addition, our certificate of incorporation authorizes shares of undesignated preferred stock, the rights, preferences and privileges of which may be designated from time to time by our board of directors.
    As of December 31, 2025, our authorized capital stock consisted of 1,600,000,000 shares, each with a par value of $0.001 per share, of which:
•1,000,000,000 shares are designated as Class A common stock;
•500,000,000 shares are designated as Class B common stock; and
•100,000,000 shares are undesignated preferred stock.
    The outstanding shares of Class A common stock and Class B common stock are fully paid and nonassessable. No shares of preferred stock are outstanding.
Common Stock
Dividend Rights
    Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our Class A common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and only then at the times and in the amounts that our board of directors may determine. Dividends and distributions must be equal and ratable among Class A and Class B, unless different treatment is approved by a majority of each class voting separately.
Voting Rights
The holders of our Class B common stock are entitled to ten votes per share, and holders of our Class A common stock are entitled to one vote per share. The holders of our Class A common stock and Class B common stock vote together as a single class, unless otherwise required by our certificate of incorporation or law. Holders of Class A and Class B generally vote as a single class; however, a separate class vote is required if an amendment would adversely affect a class, or increase/decrease its par value.
The number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock entitled to vote thereon, without a separate vote of the holders of the Class A Common Stock or Class B Common Stock, as applicable, unless otherwise required by the certificate of incorporation or law.
In addition, the affirmative vote of the holders of the Class B common stock is required to amend the provisions of our certificate of incorporation that relate to our dual class structure.

Under our certificate of incorporation, we are not able to engage in certain mergers or other transactions in which the holders of Class A common stock and Class B common stock are not given the same consideration, without the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock, voting separately as a class, and Class B common stock, voting separately as a class. No separate class vote will be required, however, if the holders of each class of common stock receive equity securities in the surviving entity with voting and related rights substantially similar to the rights of the class of common stock held by the holders prior to the merger or other transaction. In addition, we may not issue any new shares of Class B common stock, other than shares issued in connection with stock dividends, stock splits, reclassifications and similar transactions.
Stockholders do not have the ability to cumulate votes for the election of directors. Our certificate of incorporation provides for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Directors may only be removed for cause and only by the affirmative vote of a majority of the combined voting power of outstanding Class A and Class B common stock. Only the board, not stockholders, may fill vacancies.
No Preemptive or Similar Rights
None of our common stock is entitled to preemptive rights and is not subject to redemption or sinking fund provisions.
Right to Receive Liquidation Distributions
Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our common stock, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock. Any disparate treatment in liquidation requires separate class approval.
Conversion
Our Class A common stock is not convertible into any other shares of capital stock. Each outstanding share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon the occurrence of specified events, including any transfer, whether or not for value, except for certain transfers described in our certificate of incorporation, including transfers to family members, trusts solely for the benefit of the stockholder or the stockholder’s family members, and individuals or entities controlled by the stockholder or the stockholder’s family members, and transfers by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement. Each share of Class B common stock will also convert automatically into one share of Class A common stock upon the death of a Class B common stockholder, except if the shares are transferred in accordance with the foregoing sentence. Further, each share of Class B common stock will convert into one share of Class A common stock if the conversion is approved by the holders of at least two-thirds of the then-outstanding shares of Class B common stock. Once converted into Class A common stock, a share of Class B common stock may not be reissued.
Preferred Stock
Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions. Our board of directors also can increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our Class A stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Class A common stock.Preferred stock voting rights may be designated by the board, and increasing or decreasing authorized preferred shares does not require a separate preferred vote unless specifically required by the certificate of incorporation or any certificate of designation.

Anti-Takeover Provisions
So long as the outstanding shares of our Class B common stock represent a majority of the combined voting power of common stock, our Class B holders will, if voting together, effectively control all matters submitted to our stockholders for a vote, as well as the overall management and direction of our company, which could have the effect of delaying, deferring or discouraging another person from acquiring control of our company. In addition, the provisions of Delaware law, our certificate of incorporation and our bylaws may have the same effect.
Section 203 of the Delaware General Corporation Law
We are governed by the provisions of Section 203 of the DGCL. Section 203 generally restricts Delaware corporations from engaging, under some circumstances, in a business combination, which includes certain mergers or sales of at least 10% of the corporation’s assets, with any interested stockholder, which is generally defined to mean any person or entity that (i) is the owner of 15% or more of the corporation’s outstanding voting stock, or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether that person is an interested stockholder, and the affiliates and associates of that person unless:
•prior to the time the stockholder became an “interested stockholder,” the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or
•at or subsequent to the time that the stockholder became an interested stockholder the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders (and not by written consent) by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.
A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.
Certificate of Incorporation and Bylaw Provisions
Our certificate of incorporation and our bylaws include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our management team, including the following:
Dual Class Stock. As described above in “Common Stock—Voting Rights,” our certificate of incorporation provides for a dual class common stock structure, which gives the beneficial owners of our Class B common stock the ability to control the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the shares of our outstanding Class A and Class B common stock on a combined basis. These matters include the election of directors and significant corporate transactions, such as a merger or other sale of our company or our assets.
Supermajority Approvals. Our certificate of incorporation provides that certain amendments to our certificate of incorporation or bylaws by stockholders require the approval of two-thirds of the combined vote of our then-outstanding shares of Class A and Class B common stock. This has the effect of making it more difficult to amend our certificate of incorporation or bylaws to remove or modify any existing provisions.
Board of Directors Vacancies. Our certificate of incorporation and bylaws authorize only our board of directors, and not our stockholders, to fill vacant directorships. These provisions could prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.
Classified Board. Under our certificate of incorporation, our board of directors is divided into three classes of directors, each of which will hold office for a three-year term. In addition, directors may only be removed from the board of directors for cause and only by the affirmative vote of the holders of at least a majority of the combined voting power of the then-outstanding shares of our Class A and Class B common stock. The existence of a classified board could delay a successful tender offeror from obtaining majority control of our board of directors, and the prospect of that delay might deter a potential offeror.
Stockholder Action; Special Meeting of Stockholders. Our certificate of incorporation does not permit our stockholders to take action by written consent, and as a result, they are only able to take action at annual or special meetings of our stockholders. Our certificate of incorporation and bylaws further provide that special meetings of our stockholders may be called only by a majority of our total number of directors, the chairman of our board of directors, our chief executive officer, or our president (in the absence of a chief executive officer). This could have the effect of preventing or delaying significant corporate actions that would otherwise be taken by the holders of at least a majority of the combined voting power of our Class A and Class B common stock.
Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at any meeting of stockholders. Our bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions may deter our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our meetings of stockholders.
Authorized but Unissued Shares; Undesignated Preferred Stock. The authorized but unissued shares of our Class A common stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. In addition, our board of directors may issue, without stockholder approval, up to 100,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the board of directors. The existence of authorized but unissued shares of Class A common stock or preferred stock enables our board of directors to make more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.
Choice of Forum
Our certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty owed to us; any action asserting a claim arising pursuant to the DGCL, our certificate of incorporation or our bylaws; any action to interpret, apply, enforce or determine the validity of any provision of our certificate of incorporation or our bylaws; or any action asserting a claim that is governed by the internal affairs doctrine. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.
Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock is Computershare Trust Company, N.A., located at 150 Royall Street, Canton, Massachusetts 02021.